UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  June 20, 2011

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

USEC Inc. (“USEC” or the “Company”) and its wholly owned subsidiary United States Enrichment Corporation entered into a First Amendment to Third Amended and Restated Credit Agreement (the “Amendment”) dated as of June 20, 2011 with the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent.  The Amendment amends the Third Amended and Restated Revolving Credit Agreement dated as of October 8, 2010 by and among USEC, United States Enrichment Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative and collateral agent, and the revolving joint book managers, revolving joint lead arrangers and other agents party thereto (the “Credit Agreement”).  USEC requested the Amendment to provide increased flexibility for continued investment in the American Centrifuge project.

Under the terms of the existing credit facility, the Company was subject to restrictions on its ability to spend on the American Centrifuge project.  Subject to certain limitations and exceptions, the Credit Agreement permitted the Company to spend up to $165 million in the aggregate over the term of the credit facility. The Amendment removes this spending restriction.  The Credit Agreement, as amended by the Amendment, instead restricts spending on the American Centrifuge project if Availability falls below $100 million, as described below:

Requirement	Outcome
Availability ≥ $100 million
If not maintained, then the aggregate amount of spending on the American Centrifuge project (1) made in any calendar month shall not exceed $5 million and (2) made in the aggregate shall not exceed $25 million until the 60th consecutive day after minimum Availability is restored.

The remaining restrictions in the credit facility on spending on the American Centrifuge project continue to not restrict the investment of proceeds of grants and certain other financial accommodations (excluding proceeds from the issuance of debt or equity by the borrowers) that may be received from the U.S. Department of Energy or other third parties that are specifically designated for investment in the American Centrifuge project.

Under the terms of the credit facility, borrowings under the revolving credit facility are subject to limitations based on Availability, as defined below.  The Amendment changes two restrictive provisions as follows:

Previous Requirement	New Requirement	Outcome
Availability ≥ greater of 10% of aggregate lender commitments or $32.5 million	Availability ≥ the sum of (a) greater of (i) 10% of aggregate lender commitments or (ii) $32.5 million plus (b) $17.5 million	If not met at any time, an event of default is triggered.
Availability ≥ $75.0 million	Availability ≥ $100.0 million	If not met at any time, fixed charge ratio required to be 1.00 to 1.00 until the 90th consecutive day Availability is restored.

“Availability” means, the lesser of (i) aggregate lender commitments and (ii) the sum of eligible receivables and eligible inventory, subject to caps, less the sum of (x) outstanding loan balances and accrued interest, fees and expenses, and (y) letters of credit issued, except to the extent cash collateral has been posted to support the letters of credit. Aggregate lender commitments include both commitments of the revolving lenders and the outstanding principal amount of the term loan.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Company had a cash balance of approximately $230 million as of the date of the Amendment.  The Company’s credit facility consists of an $85 million term loan and a revolving credit facility of $225 million. Utilization of the Company’s $225 million revolving credit facility as of the date of the Amendment consisted of approximately $8 million of outstanding letters of credit and no short-term borrowings.

Certain of the lenders (including JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC), as well as certain of their respective affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

Exhibit
Number                      Description

10.1
First Amendment to Third Amended and Restated Credit Agreement, dated as of June 20, 2011, among USEC Inc., United States Enrichment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative and collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

June 21, 2011	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number                       Description

10.1
First Amendment to Third Amended and Restated Credit Agreement, dated as of June 20, 2011, among USEC Inc., United States Enrichment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative and collateral agent.